Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We  consent  to  the  references  to  our  firm  under  the captions  "Financial
Highlights" in the Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report, dated January 28, 2013, on the financial statements and financial highlights of Pioneer Emerging Markets Fund included in the Annual Report to the Shareowners for the year ended November 30, 2012 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 30 to the Registration Statement (Form N-1A,
No. 33-76894) of Pioneer Emerging Markets Fund.


                              /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 25, 2013